Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com
International Diamond Distributors Alok Mehta President and CEO 212-869-0325 Alok@iddny.com

ALLIANCE DATA SIGNS AGREEMENT WITH INTERNATIONAL DIAMOND
DISTRIBUTORS TO DELIVER PRIVATE LABEL CREDIT CARD PROGRAM TO
CUSTOMERS OF INDEPENDENT JEWELERS

•	Leveraging its experience in the jewelry category, Alliance Data offers marketing-driven credit solutions to multiple independent jewelers through Iddeal Credit Card program
•	Flexible financing options to drive cardholder acquisition, incremental sales and increase purchase size

DALLAS – April 8, 2014 -- Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Retail Services business, which manages more than 130 private label and co-brand credit programs, has signed a multi-year agreement to provide private label credit card services for International Diamond Distributors (IDD), a premier provider of top-selling diamond jewelry programs for independent jewelers. Founded in 1984 and based in New York City’s Diamond District, IDD manufactures and supplies diamond jewelry and loose diamonds to jewelers throughout North America at highly competitive prices.

“IDD makes it easy for our jeweler partner network to help consumers select and purchase the right jewelry pieces, and the Iddeal Credit Card from Alliance Data offers a convenient way for jewelers to increase sales and purchase size – it’s a win-win for everyone,” said Alok Mehta, chief executive officer of IDD. “We selected Alliance Data for their extensive experience in the jewelry category and their expertise in providing partner-branded credit solutions which will help us drive sales and enhance our relationship with our jeweler partners.”

Iddeal Credit Card program benefits will include flexible financing options and payment plans. Additionally, Alliance Data provides a portfolio of innovative marketing solutions designed for the jewelry vertical to optimize cardholder acquisition and retention efforts and, most importantly, reduce the sales cycle between customer jewelry purchases for IDD jeweler partners.

Melisa Miller, president of Alliance Data Retail Services, said, “IDD has a unique business model and a vast and impressive portfolio of jewelry products it offers to its jeweler partners. We are excited to partner with this industry leader to provide flexible financing offers and marketing-centric solutions that will contribute to repeat purchases and increased loyalty among shoppers. We’re confident our world-class customer care, our retail heritage and our experience in the jewelry category will help IDD achieve its growth goals.”

About International Diamond Distributors
International Diamond Distributors (IDD) is a diamond jewelry manufacturer and loose diamond supplier with a stellar reputation for dazzling jewelry classics, fashionable diamond jewelry and an extensive loose-stone inventory at highly competitive prices. Since 1977, IDD has specialized in serving the needs of independent jewelers and has steadily grown into a major loose diamond and jewelry supplier for retail stores across North America. Jewelers can find out more about IDD’s products and services at www.iddjewelry.com.

About Alliance Data Retail Services
Alliance Data Retail Services is one of the nation’s leading providers of branded credit card programs, with more than 130 marketing-driven private label, co-brand and commercial programs in partnership with many of North America’s best-known brands. The business delivers upon its Know more. Sell more.® commitment by leveraging customer insight to drive sales for its client partners. Leveraging deep-rooted marketing expertise, transaction-based customer data, and advanced analytics, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to help its clients develop stronger, more profitable customer relationships. Alliance Data Retail Services is part of the Alliance Data family of companies. To learn more about Alliance Data Retail Services, visit www.alliancedataretail.com.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine’s 2014 list of World’s Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

# # #